UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2023

FATHOM DIGITAL MANUFACTURING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39994	40-0023833
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Walnut Ridge Drive

Hartland, WI 53029

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (262) 367-8254

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FATH	NYSE
Warrants to purchase Class A common stock	FATH.WS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

er next two years Expanded mid-volume production of existing program $1.7 million in 2021; expect $4-$8 million in 2022 orders Prototype with mid-volume production follow-on $4.5 million over three-month period New cross-sell of sheet metal low-volume production $450k in 2021; expect over $1.5 million in 2022 orders Prototype & low-volume production Global healthcare company Global semiconductor company Disruptive electric vehicle manufacturer Global leader in mobile robotics 1 2 3 4 5 6 Global leader in gas measurement instruments and technologies Leading subsea technology company $550K production order Expansion to higher volume production of existing program New Strategic Accounts Existing Strategic Accounts

Statement (preliminary unaudited) Repor

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2023, Fathom Digital Manufacturing Corporation (the “Company”) announced the appointment, effective as of September 5, 2023, of Doug Beaton to serve as its Chief Operating Officer (“COO”), a newly created position at the Company.

Prior to joining the Company, from 2021 to the present, Mr. Beaton, age 54, was Chief Operating Officer of SencorpWhite, Inc., a leading provider of automated storage and retrieval systems, and from 2014 to 2020, was Vice President and General Manager of Symmetry Medical (a division of Tecomet, Inc.), a manufacturer of medical devices and equipment. Mr. Beaton previously held operations leadership roles at Watts Water Technologies, Inc., ThermoFisher Scientific Inc. and Danaher Corporation.

Mr. Beaton graduated from the United States Military Academy, West Point, with a BS in engineering and computer science. Mr. Beaton also earned an MBA from the University of New Hampshire.

As COO, Mr. Beaton will receive a base salary of $325,000 and a cash sign-on bonus of $50,000, which is subject to repayment if Mr. Beaton voluntarily terminates his employment or is terminated for cause prior to March 5, 2024. In connection with the Company’s annual bonus plan for 2023, Mr. Beaton will be eligible to receive a discretionary cash bonus of up to approximately $54,000 (reflecting a target bonus opportunity of 50% of Mr. Beaton’s annual base salary of $325,000, prorated for his months of service from September 5, 2023 through December 31, 2023). In addition, Mr. Beaton will be eligible to participate in the Company’s 2021 Omnibus Incentive Plan (the “Omnibus Plan”) with an incentive target award for 2023 having a grant date value of $282,000, and an annual going forward target award opportunity with a grant date value of $600,000. Any awards to Mr. Beaton under the Omnibus Plan will be subject to the terms of the plan and any applicable time-based and/or performance-based vesting conditions. Mr. Beaton will also be eligible to participate in the Company’s Executive Severance and Change in Control Plan (the “Severance Plan”) under which Mr. Beaton will be eligible for severance if his employment is terminated by the Company without “cause” or if he resigns for “good reason” (each as defined in the Severance Plan). Mr. Beaton will also be eligible to participate in all other benefit plans generally offered to other senior executives of the Company in similar positions and with similar responsibilities (subject to any applicable waiting periods and other restrictions), including health insurance coverage and paid Company holidays.

Mr. Beaton was not appointed pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Beaton and any director or executive officer of the Company and Mr. Beaton does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statement and Exhibits

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data FIle (formatted as inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FATHOM DIGITAL MANUFACTURING CORPORATION

By:	/s/ Mark Frost
Name:	Mark Frost
Title:	Chief Financial Officer

Date: September 11, 2023